  EXHIBIT 5.1

David Lubin & Associates, PLLC

410 Lopez Drive

West Hempstead, NY 11552Suite 5

Telephone: (917) 656-1173
david@dlubinassociates.com

January 25, 2017

Mr. Timothy Hassett

Cool Technologies, Inc.

8875 Hidden River Parkway

Suite 300

Tampa, Florida 33637

Re:	Registration Statement on Form S-1 (Registration No. 333-215257)

Gentlemen:

We have acted as counsel to Cool Technologies, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale of 1,500,000 shares of our common stock, par value $0.001 per share (the “Shares”), by Bellridge Capital, LP, a Delaware limited partnership (“Bellridge”) that Bellridge may acquire upon conversion of up to $150,000 principal amount of the Company’s 5% convertible promissory notes (the “Notes”) pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”) the Company entered into with Bellridge on December 6, 2016.

In connection therewith, as to matters of fact, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Purchase Agreement between the Company and the Bellridge; (b) the Notes; (c) Articles of Incorporation and Bylaws of the Company; (d) resolutions of the Board of Directors of the Company; (e) the Registration Statement and the exhibits thereto; and (f) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary and have made such examination of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based on our examination mentioned above and the other matters set forth herein, we are of the opinion that the Shares issuable upon the conversion of the Notes have been duly authorized, and when such Shares shall be issued by the Company upon conversion of the Notes in accordance with their terms, such Shares will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that (i) the Purchase Agreement is enforceable in accordance with its terms, and (ii) payment and delivery of the Notes was made in accordance with the terms of the Purchase Agreement and other agreements and documents relating to the issuance and sale of the Shares.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

By:	/s/ David Lubin & Associates, PLLC
DAVID LUBIN & ASSOCIATES, PLLC